Exhibit 10.4

ASSIGNMENT, BILL of SALE AND CONVEYANCE

STATE OF UTAH

COUNTY OF SAN JUAN

Know All Men by These Presents:

That Premere Resources Corporation, a Wyoming corporation, whose address is 7463 S. 227th East Avenue, Broken Arrow, Oklahoma 74014, hereinafter called Grantor, for and in consideration of the sum of Ten dollars ($10.00) cash in hand paid and other good and valuable considerations, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, convey, assign, and deliver unto Duke Mining Company, Inc., whose address is 3001 Knox Street, Dallas, Texas 75205, hereinafter called Grantee, One Hundred Percent (100%) undivided interest in and unto all of Grantor’s interest in and to all of the minerals, and interest in mineral leases in and under and that may be produced and marketed from the described land evidenced on Exhibit “A” attached hereto and made a part hereof, together with all of Grantor’s undivided interest in and to any and all royalties, overriding royalties, payments out of production, and mineral leases under said lands situated in as acquired under the below referenced conveyance, except a six percent of eight-eighths (6%) net smelter royalty previously reserved. Together with the rights of ingress and egress at all times for the purpose of mining, drilling, exploring, operating, and developing said lands  for other precious minerals and metals, and storing, handling, transporting and marketing the same therefrom with the right to remove from said land all of Grantee’s property and improvements. This grant shall run, and the rights, titles and privileges hereby granted shall extend to Grantee herein, and to Grantee’s heirs, administrators, executors and assigns, forever.

This Assignment is made subject to any rights now existing to any lessee or assigns under any valid and subsisting mineral lease heretofore executed and now of legal record; it being understood and agreed that said Grantee shall have, receive and enjoy the herein granted undivided interests in and to all bonuses, rents royalties and other benefits which may accrue thereunder from and after the date hereof, precisely as if the Grantee herein had been at the date of making said lease and/or leases the owner of a similar undivided interest in and to the lands above described.

TO HAVE AND TO HOLD the above described property and easement with all and singular the rights, privileges and appurtenances thereunder or anywise belonging to said Grantee herein its heirs, successors, and assigns forever, and Grantor does hereby bind itself its heirs, executors, administrators, successors and assigns to warrant and forever defend by, through and under Grantor, but not otherwise, the said Grantee herein, its heirs, successors and assigns against every person whomsoever claiming or to claim the same or any part thereof.

WITNESS MY HAND  this the 16th day of March, A.D. 2008.

GRANTOR: PREMERE RESOURCES CORPORATION

By:
Ben Campbell, President

STATE OF TEXAS

COUNTY OF DALLAS

Personally appeared before me, the undersigned authority in and for said county and state, on this 16th day of March, 2008 within my jurisdiction, the within named BEN CAMPBELL, in his capacity as President of PREMERE RESOURCES CORPORATION who executed the above and foregoing instrument.

NOTARY PUBLIC

My Commission Expires:
7-5-2010

EXHIBIT “A”

Attached to and made a part of that certain Asset Purchase Agreement dated March ____, 2009 by and between Premere Resources Corporation as Seller and Duke Mining Company, Inc._as Buyer.

State	County	Mineral Claim	Acres	Legal Description

Utah	San Juan	ML 50719	640.00	SEC 36 T29 S R 22E SLB and M